EXHIBIT 35.4
SERVICER COMPLIANCE STATEMENT
American Express Centurion Bank
American Express Issuance Trust
Reporting Period January 1, 2008 to December 31, 2008
The undersigned, a duly authorized officer of American Express Centurion Bank (“AECB”), a wholly-owned subsidiary of American Express Travel Related Services Company, Inc. (“TRS”), pursuant to the Agreement dated as of May 19, 2005, between TRS, AECB, American Express Bank, FSB, and American Express Receivables Financing Corporation V LLC, does hereby certify that:
1. AECB performs certain servicing procedures on behalf of TRS under the Agreement.
2. The undersigned is duly authorized to execute and deliver this Certificate.
3. A review of AECB’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.
4. To the best of my knowledge, based on such review, AECB has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 31st day of March, 2009.
AMERICAN EXPRESS CENTURION BANK

By:	/s/ Catherine M. Hogan
Name: Title:	Catherine M. Hogan Vice President and Chief Financial Officer

AMERICAN EXPRESS CENTURION BANK

By: Name: Title:	/s/ Scott C. Godderidge Scott C. Godderidge Vice President — Finance